As filed with the Securities and Exchange Commission on August 25, 2008.
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
SMITH INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	95-3822631 (I.R.S. Employer Identification Number)

16740 East Hardy Road Houston, Texas (Address of Principal Executive Offices)	77032 (Zip Code)
SMITH INTERNATIONAL, INC. THIRD AMENDED AND RESTATED
1989 LONG-TERM INCENTIVE COMPENSATION PLAN
(Full Title of the Plan)
Richard E. Chandler, Jr.
Senior Vice President, General Counsel and Secretary
16740 East Hardy Road
Houston, Texas 77032
(281) 233-5400
(Name and Address of Agent For Service)
Copy to:
Haynes and Boone, LLP
1221 McKinney Street, Suite 2100
Houston, Texas 77010
Attn: William B. Nelson
(713) 547-2000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Securities to be Registered	Registered	Share (1)	Price (1)	Registration Fee (1)
Common Stock (2)	4,000,000 shares (3)	$69.38	$277,520,000	$10,906.54

(1)	Computed pursuant to Rule 457 (c) and (h)(1) of the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high and low sale prices for the common stock of Smith International, Inc. on August 18, 2008, as reported on the New York Stock Exchange composite tape ($69.38 per share).

(2)	Includes preferred stock purchase rights pursuant to the Smith International, Inc. Rights Agreement, dated June 8, 2000, as amended. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(3)	Estimated solely for purposes of calculating the registration fee.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
This registration statement is being filed for the purpose of registering in accordance with Instruction E of Form S-8 an additional 4,000,000 shares of Smith International, Inc. (the “Company”) common stock, to be issued pursuant to the Smith International, Inc. Third Amended and Restated 1989 Long-Term Incentive Compensation Plan (the “Plan”). The contents of the registration statements on Form S-8 (Registration No. 33-31556, Registration No. 33-56693, Registration No. 333-76633 and Registration No. 333-88918 ), filed with the Securities and Exchange Commission on October 13, 1989, December 1, 1994, April 20, 1999 and May 23, 2002, are incorporated herein by reference.
     By means of the previously filed Form S-8s, the Company registered 7,200,000 shares of common stock issuable under the Plan. On May 13, 2008, the Company’s common stockholders approved an amendment to the Plan to increase the number of shares of common stock issuable under the Plan by 4,000,000 shares. This registration statement registers the additional 4,000,000 shares of common stock issuable under the Plan.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
          The following documents filed by the Company and the Plan with the Securities and Exchange Commission (the “Commission”) pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:
•	Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (of which Part II, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations and Part II, Item 8, Financial Statements and Supplementary Data, have been replaced by the Management’s Discussion and Analysis of Financial Condition and Results of Operations and Financial Statements and Supplementary Data included in our Current Report on Form 8-K dated August 15, 2008, which is incorporated by reference herein);

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed on May 12, 2008;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, filed on August 11, 2008;

•	Current Reports on Form 8-K filed January 29, 2008, April 22, 2008, April 29, 2008, May 19, 2008, June 5, 2008, June 25, 2008, July 22, 2008, July 24, 2008 and August 15, 2008 (to the extent filed and not furnished); and

•	The description of our common stock contained in the registration statement on Form 8-B filed with the Commission on May 25, 1983, as amended by Form 8 filed on August 26, 1991, including any additional amendments that we may have filed in the past, or may file in the future, for the purpose of updating the description of our common stock.
          All documents subsequently filed by the Company or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered under the Plan have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.
          Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequent filed amendment to this Registration Statement or in any document that also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded, to constitute a part of this Registration Statement.
ITEM 4. DESCRIPTION OF SECURITIES.
          Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
          Not applicable.
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
          Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power, under specified circumstances, to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with an action or proceeding to which he or she is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action, that they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of the corporation, however, indemnification is generally limited to attorneys’ fees and other expenses and is not available if such person is adjudged to be liable to the corporation unless the court determines that indemnification is appropriate. Additionally, a corporation is required to indemnify its directors and officers against expenses to the extent that such directors or officers have been successful on the merits or otherwise in any action, suit or proceeding or in defense of any claim, issue or matter therein. Indemnification can be made by the corporation only upon a determination that indemnification is proper in the circumstances because the party seeking indemnification has met the applicable standard of conduct as set forth in the General Corporation Law of the State of Delaware. A corporation also has the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against such person or incurred by such person in any capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of the law.
Our restated certificate of incorporation and the amended and restated bylaws extend indemnification rights to our directors, officers, employees and agents to the fullest extent authorized by the General Corporation Law of the State of Delaware. The restated certificate of incorporation and the amended and restated bylaws also permit us to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of ours against any liability asserted against such person and incurred by such person in such capacity, whether or not we would have the power or the obligation to indemnify such person against such liability. Reference is made to our restated certificate of incorporation and amended and restated bylaws.
Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director of the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, provided that such provisions may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. Our restated certificate of incorporation contains such a provision, and further provides that if the General Corporation Law of the State of Delaware is amended to further eliminate or limit the personal liability of directors, then the liability of our directors shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware.
The above discussion of our restated certificate of incorporation and amended and restated bylaws and of Sections 102(b)(7) and 145 of the General Corporation Law of the State of Delaware is not intended to be exhaustive and is qualified in its entirety by such restated certificate of incorporation, amended and restated bylaws and statutes.
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
          Not applicable.

ITEM 8. EXHIBITS.

Exhibit
Number	Description

4.1	Restated Certificate of Incorporation of the Company dated July 26, 2005, as amended. Filed as Exhibit 3.1 to the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2008 and incorporated herein by reference.

4.2	Amended and Restated Bylaws of the Company. Filed as Exhibit 3.1 to the Company’s current report on Form 8-K dated April 23, 2008 and incorporated herein by reference.

4.3	Rights Agreement, dated as of June 8, 2000, between the Company and EquiServe Trust Company, N.A. (formerly First Chicago Trust Company of New York), as Rights Agent. Filed as Exhibit 4.1 to the Company’s registration statement on Form 8-A dated June 15, 2000 and incorporated herein by reference.

4.4	Amendment to Rights Agreement dated June 8, 2000, by and among the Company and EquiServe Trust Company, N.A. (formerly First Chicago Trust Company of New York) and effective as of October 1, 2001. Filed as Exhibit 4.1 to the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2001 and incorporated herein by reference.

4.5	Amendment No. 2 to Rights Agreement by and among the Company and EquiServe Trust Company, N.A. and effective as of December 31, 2002. Filed as Exhibit 4.3 to the Company’s annual report on Form 10-K for the year ended December 31, 2002 and incorporated herein by reference.

4.6	Smith International, Inc. Third Amended and Restated 1989 Long-Term Incentive Compensation Plan. Filed as Exhibit 10.1 to the Company’s current report on Form 8-K dated May 19, 2008 and incorporated herein by reference.

5.1*	Opinion of Haynes and Boone, LLP as to the legality of the securities registered hereby

23.1*	Consent of Haynes and Boone, LLP (set forth in its opinion filed as Exhibit 5.1)

23.2*	Consent of Independent Registered Public Accounting Firm

24.1*	Powers of attorney (set forth on the signature page hereof)

*	Filed herewith
          We hereby undertake that we will submit or have submitted the Plans and any amendments thereto to the Internal Revenue Service (“IRS”) in a timely manner and have made or will make all changes required by the IRS in order to qualify the Plans.
ITEM 9. UNDERTAKINGS.
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on August 25, 2008.

SMITH INTERNATIONAL, INC.
By:	/s/ Douglas L. Rock
Douglas L. Rock, Chairman of the Board,
Chief Executive Officer, President, and Chief Operating Officer

POWER OF ATTORNEY
          Each of the undersigned hereby appoints Richard E. Chandler, Jr. and Margaret K. Dorman, and each of them (with full power to act alone), as attorney and agents for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933 any and all amendments and exhibits to this registration statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite or desirable.
          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 25, 2008.

Signature	Title

/s/ Douglas L. Rock Douglas L. Rock	Chairman of the Board, Chief Executive Officer, President and Chief Operating Officer (Principal Executive Officer)

/s/ Margaret K. Dorman Margaret K. Dorman	Executive Vice President, Chief Financial Officer and Treasurer (Principal Accounting and Financial Officer)

/s/ Loren K. Carroll Loren K. Carroll	Director

/s/ Dod A. Fraser Dod A. Fraser	Director

/s/ James R. Gibbs James R. Gibbs	Director

/s/ Robert Kelley Robert Kelley	Director

/s/ Luiz Rodolfo Landim Machado Luiz Rodolfo Landim Machado	Director

/s/ John Yearwood John Yearwood	Director, Executive Vice President and President of Smith Completion and Production

INDEX TO EXHIBITS

Exhibit
Number	Description

4.1	Restated Certificate of Incorporation of the Company dated July 26, 2005, as amended. Filed as Exhibit 3.1 to the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2008 and incorporated herein by reference.

4.2	Amended and Restated Bylaws of the Company. Filed as Exhibit 3.1 to the Company’s current report on Form 8-K dated April 23, 2008 and incorporated herein by reference.

4.3	Rights Agreement, dated as of June 8, 2000, between the Company and EquiServe Trust Company, N.A. (formerly First Chicago Trust Company of New York), as Rights Agent. Filed as Exhibit 4.1 to the Company’s registration statement on Form 8-A dated June 15, 2000 and incorporated herein by reference.

4.4	Amendment to Rights Agreement dated June 8, 2000, by and among the Company and EquiServe Trust Company, N.A. (formerly First Chicago Trust Company of New York) and effective as of October 1, 2001. Filed as Exhibit 4.1 to the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2001 and incorporated herein by reference.

4.5	Amendment No. 2 to Rights Agreement by and among the Company and EquiServe Trust Company, N.A. and effective as of December 31, 2002. Filed as Exhibit 4.3 to the Company’s annual report on Form 10-K for the year ended December 31, 2002 and incorporated herein by reference.

4.6	Smith International, Inc. Third Amended and Restated 1989 Long-Term Incentive Compensation Plan. Filed as Exhibit 10.1 to the Company’s current report on Form 8-K dated May 19, 2008 and incorporated herein by reference.

5.1*	Opinion of Haynes and Boone, LLP as to the legality of the securities registered hereby

23.1*	Consent of Haynes and Boone, LLP (set forth in its opinion filed as Exhibit 5.1)

23.2*	Consent of Independent Registered Public Accounting Firm

24.1*	Powers of attorney (set forth on the signature page hereof)

*	Filed herewith